Exhibit 10.nnn

AMENDMENT TO THE

CINERGY CORP. EXCESS PENSION PLAN

The Cinergy Corp. Excess Pension Plan, as amended and restated effective as of January 1, 1998 and as further amended from time to time (the “Plan”), is hereby amended effective as of December 15, 2003.

(1)                                 Explanation of Amendment

The Plan is amended to provide designated participants with the opportunity to elect to receive one-half of the actuarial equivalent of their Plan benefits in a single lump sum under certain circumstances.  The Plan is further amended to provide that the Compensation Committee of the Board of Directors may from time to time designate specific amounts that shall be included in pensionable earnings for purposes of determining a specified Participant’s Plan benefits.

(2)           Amendment

(a)                                    Section 1.22 of the Plan is hereby amended by adding the following at the end thereof:

“The Compensation Committee of the Board of Directors from time to time, in its sole discretion, may designate other amounts that shall be taken into account when calculating a Participant’s Unrestricted Benefit.”

(b)                                   Section 6.1 of the Plan is hereby amended in its entirety to read as follows:

“Except as otherwise provided in Section 6.4 and Section 6.6 hereof, the form of an excess pension payable under the Plan to a Participant will be the same form in which the pension is payable to a Participant under Article 7 of Cinergy’s Pension Plan.”

(c)                                    Section 6.6 of the Plan is hereby amended by adding the following new subsection (i) at the end thereof:

“(i)                               Special Payment Election Without a Change in Control.  Notwithstanding the foregoing, each Participant who is designated as a “Designated Participant” by the Committee (a “Designated Participant”) may make an election, on a form provided by the Committee, to receive a single lump sum cash payment in an amount equal to one-half of the Actuarial Equivalent (as defined above in Section 6.6(e)) of his benefits under the Plan payable no later than 30 days after the date of his termination of employment with Cinergy and its Affiliates.  In order to be effective, the special payment election under this Section 6.6(i) must be made either (A) at least one year prior to the termination of the Participant’s employment with Cinergy and its Affiliates or (B) during the 2003 Plan Year and at least six months prior to the termination of the Participant’s employment with

Cinergy and its Affiliates.  The lump sum amount payable pursuant to this Section 6.6(i) shall be calculated in accordance with the provisions of Section 6.6(e).  In the event an amount is paid to or on behalf of a Designated Participant pursuant to this Section 6.6(i), such payment shall discharge any liability under the Plan to or on behalf of the Designated Participant with respect to one-half of the Actuarial Equivalent (as defined above in Section 6.6(e)) of his benefits under the Plan.”

IN WITNESS WHEREOF, Cinergy Corp. has caused this Amendment to be executed and approved by its duly authorized officer as of the date set forth above.

By:	/s/ Timothy J. Verhagen
Timothy J. Verhagen
Vice President of Human Resources